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                                 THE CHUBB CORPORATION

                                   EXHIBIT 12

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

            YEARS ENDED DECEMBER 31, 1994, 1993, 1992, 1991 AND 1990


                                                              1994         1993         1992         1991         1990
                                                              ----         ----         ----         ----         ----
 Income before provision for income taxes and
   cummulative effect of changes in accounting
   principles............................................    $639,364     $344,492     $748,441     $683,676     $645,743

 Add

         Interest expensed...............................      79,278       64,221       54,540       44,542       44,907

         Capitalized interest amortized or expensed......       1,738        1,727          898        1,032        4,820

         Portion of rents representative of the
           interest factor...............................      28,637       29,863       30,025       28,076       24,657
                                                             --------     --------     --------     --------     --------

                 Income as adjusted......................    $749,017     $440,303     $833,904     $757,326     $720,127
                                                             ========     ========     ========     ========     ========

 Fixed charges:

         Interest expensed...............................      79,278       64,221     $ 54,540       44,542       44,907

         Capitalized interest............................      19,407       28,685       40,284       46,369       43,672

         Portion of rents representative of the interest
            factor.......................................      28,637       29,863       30,025       28,076       24,657
                                                              --------     --------     --------     --------     --------

                 Fixed charges ..........................    $127,322     $122,769     $124,849     $118,987     $113,236
                                                             ========     ========     ========     ========     ========

 Ratio of consolidated earnings to fixed charges.........        5.88         3.59         6.68         6.36         6.36
                                                             ========     ========     ========     ========     ========